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   WACHTELL, LIPTON, ROSEN & KATZ                       BRYAN CAVE LLP
        51 West 52nd Street                       700 Thirteenth Street, N.W.
      New York, New York 10019                    Washington, D.C. 20005-3960
           (212) 403-1000                                (202) 508-6000
     Facsimile: (212) 403-2000                     Facsimile: (202) 508-6200






                                January 31, 1997



Board of Directors
Ralcorp Holdings, Inc.
800 Market Street
St. Louis,  MO  63101

Board of Directors
General Mills, Inc.
Number One General Mills Blvd.
Minneapolis, MN  55426


                                        Re:  JOINT TAX OPINION - PROPOSED
                                             SPIN-OFF AND MERGER TRANSACTIONS
                                             --------------------------------


Ladies and Gentlemen:

     This opinion letter is being furnished jointly by Bryan Cave LLP, as special counsel to Ralcorp Holdings, Inc. ("Ralcorp"), a Missouri corporation, and Wachtell, Lipton, Rosen & Katz, as special counsel to General Mills, Inc. ("GMI"), a Delaware corporation, pursuant to Section 6.1(e) of the Agreement and Plan of Merger, dated August 13, 1996, as amended, by and between Ralcorp, GMI and General Mills Missouri, Inc. ("GMI Sub"), a wholly-owned subsidiary of GMI (the "Merger Agreement").



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     The opinions expressed herein relate to certain federal income tax consequences of, and in connection with, the following transactions (collectively, the "Transactions"):

            (1)  the statutory merger of Ralston Foods, Inc.
                 ("Foods"), a Nevada corporation, with and into New Ralcorp Holdings, Inc. ("New Ralcorp"), a Missouri corporation and wholly-owned subsidiary of Ralcorp (the "Reincorporation Merger");

            (2) the transfer by New Ralcorp of its branded cereal and snacks business to Chex Inc. ("Branded Sub"), a Delaware corporation, in exchange for all of the Branded Sub stock (the "Branded Contribution"), followed by New Ralcorp's distribution of the Branded Sub stock to Ralcorp (the "Internal Spin-off");

            (3) the transfer by Ralcorp to New Ralcorp of cash, certain miscellaneous assets, and certain obligations of Ralcorp not associated with its branded cereal and snacks business (the "Dropdown");

            (4) the pro rata distribution by Ralcorp, to its shareholders, of all the stock of New Ralcorp and certain associated stock purchase rights (the "Distribution"); and

            (5)  the merger of GMI Sub with and into Ralcorp (the
                 "Merger"), pursuant to which Ralcorp will become a wholly-owned subsidiary of GMI and the Ralcorp shareholders will exchange their Ralcorp stock for shares of GMI stock and certain associated stock purchase rights.

                    INFORMATION AND ASSUMPTIONS RELIED UPON
     The information upon which we have relied in rendering these opinions was obtained from discussions with Ralcorp and GMI personnel and our review of various documents and other materials relating to the Transactions, including:
(i) the agreements through which the

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parties intend to effectuate the Transactions (collectively, the
"Agreements"),(1) namely, the Merger Agreement, the Reorganization Agreement, dated January 31, 1997, by and between Ralcorp, Foods, New Ralcorp, Branded Sub and GMI, and certain related agreements (the "Ancillary Agreements"); (ii) required Securities and Exchange Commission ("SEC") filings, namely, the Form 10 registration statement (including the information statement contained therein), and the Form S-4 registration statement (including the proxy statement-prospectus contained therein); (iii) the attached Ralcorp Tax Representation Letter (Exhibit 1) and GMI Tax Representation Letter (Exhibit
2), respectively executed by officers of Ralcorp and GMI; and (iv) such other documents and materials as we have deemed necessary or appropriate.

     We have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as copies; (iii) the consummation of the Transactions in all material respects, in accordance with the provisions of the Agreements and exhibits thereto (as set forth in the forms of the Agreements included as exhibits to the SEC Form 10 and Form S-4); and (iv) the accuracy and completeness, at the time the Transactions are consummated, of all statements and representations contained in the Ralcorp and GMI Tax Representation Letters (which statements and representations we have neither investigated nor verified).

                                    OPINIONS

     Based on the foregoing information, assumptions and representations, and our consideration of presently applicable provisions of the Internal Revenue Code and Treasury

------------------
(1) Capitalized terms used herein and not otherwise defined shall have the meanings attributed thereto in the Agreements.

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regulations, published revenue rulings and procedures, judicial authorities, and such other authorities as we have considered relevant, it is our opinion that --

A. REGARDING THE REINCORPORATION MERGER

      1. For federal income tax purposes, the Reincorporation Merger will constitute a mere change in identity, form or place of organization of Foods and therefore will qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.(2) Foods and New Ralcorp will each be a "party to the reorganization" within the meaning of Section 368(b).

      2. No gain or loss will be recognized to Foods on the transfer of its assets to New Ralcorp, and the assumption by New Ralcorp of the liabilities of Foods, pursuant to the Reincorporation Merger. (Sections 361(a) and 357(a).)

      3. The basis of the assets of Foods received by New Ralcorp will be the same as the basis of such assets in the hands of Foods immediately prior to the Reincorporation Merger. (Section 362(b).)

      4. No gain or loss will be recognized by New Ralcorp upon the receipt of the assets of Foods pursuant to the Reincorporation Merger. (Section 1032(a).)

      5.   The holding period of the Foods assets received by New
           Ralcorp will include the period during which such assets were held by Foods prior to the Reincorporation Merger. (Section 1223(2).)

      6. No gain or loss will be recognized by Ralcorp upon the receipt of New Ralcorp stock pursuant to the Reincorporation Merger, solely in exchange for its shares of Foods stock. (Section 354(a)(1).)

      7. The basis of the New Ralcorp stock received by Ralcorp will be the same as Ralcorp's basis in the Foods stock immediately before the Reincorporation Merger. (Section 358(a)(1).)

      8. The holding period of the New Ralcorp stock received by Ralcorp will include the period during which the Foods stock surrendered in exchange therefor was held by Ralcorp, provided that such shares were held as capital assets on the date of the Reincorporation Merger. (Section 1223(1).)

----------------
(2) All statutory references are to the Internal Revenue Code of 1986, as amended.

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B. REGARDING THE BRANDED CONTRIBUTION AND THE INTERNAL SPIN-OFF

      1. The transfer by New Ralcorp to Branded Sub of the assets of its branded cereal and snacks business (the "Branded Assets"), subject to certain liabilities associated with such business in exchange for all of the stock of Branded Sub (the "Branded Contribution"), and the subsequent distribution of the Branded Sub stock by New Ralcorp to Ralcorp (the "Internal Spin-off"), will qualify as a "reorganization" within the meaning of Section 368(a)(1)(D). New Ralcorp and Branded Sub will each be a "party to the reorganization" within the meaning of Section 368(b).

      2. No gain or loss will be recognized by New Ralcorp upon the transfer of the Branded Assets, subject to certain liabilities, in exchange for the stock of Branded Sub. (Sections 361(a) and 357(a).)

      3. No gain or loss will be recognized by Branded Sub upon the receipt of the Branded Assets in exchange for Branded Sub stock. (Section 1032(a).)

      4. The basis of the Branded Assets received by Branded Sub will be the same as the basis of such assets in the hands of New Ralcorp immediately prior to the Branded Contribution. (Section 362(b).)

      5.   The holding period of the Branded Assets received by Branded
           Sub will include the holding period of such assets in the hands of New Ralcorp at the time of the Branded Contribution. (Section 1223(2).)

      6. No gain or loss will be recognized by (and no amount will otherwise be included in the gross income of) Ralcorp upon the receipt of the Branded Sub stock from New Ralcorp pursuant to the Internal Spin-off. (Section 355(a)(1).)

      7. No gain or loss will be recognized by New Ralcorp upon the distribution of the Branded Sub stock to Ralcorp pursuant to the Internal Spin-off. (Section 361(c)(1).)

      8. Ralcorp's basis in the stock of New Ralcorp and Branded Sub immediately following the Internal Spin-off will be determined by allocating its basis in the New Ralcorp stock immediately before the Internal Spin-off in accordance with Section 1.358-2(a)(2) of the Treasury regulations. (Sections 358(a)(1) and (b).)

      9. The holding period of the Branded Sub stock received by Ralcorp pursuant to the Internal Spin-off will include the holding period of the New Ralcorp stock with respect to which the distribution of the Branded Sub stock was made, provided

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

           such stock is held by Ralcorp as a capital asset on the date of the Internal Spin-off. (Section 1223(1).)

      10. The earnings and profits of New Ralcorp will be allocated between New Ralcorp and Branded Sub in accordance with Section 1.312-10 of the Treasury regulations. (Section 312(h).)

C. REGARDING THE DROPDOWN AND THE DISTRIBUTION

      1. The transfer of cash and miscellaneous assets by Ralcorp to New Ralcorp following the Internal Spin-off (the "Dropdown"), and the subsequent distribution of the New Ralcorp stock by Ralcorp to the Ralcorp shareholders (the "Distribution"), will constitute a "reorganization" described in Section 368(a)(1)(D). Ralcorp and New Ralcorp will each be a "party to the reorganization" within the meaning of Section 368(b). The Dropdown will also constitute a transaction described in Section 351.

      2. No gain or loss will be recognized to Ralcorp upon the transfer of property and any liabilities of Ralcorp to New Ralcorp pursuant to the Dropdown. (Section 361(a) or 351(a), and Section 357(a).)

      3. No gain or loss will be recognized by (and no amount will be included in the gross income of) the Ralcorp shareholders upon their receipt in the Distribution of New Ralcorp stock and New Ralcorp Rights associated with such stock. (Section 355(a)(1); Rev. Rul. 90-11, 1990-1 C.B. 10.)

      4. No gain or loss will be recognized to Ralcorp as a result of the Distribution. (Section 361(c) or 355(c).)

      5. The basis of the Ralcorp stock and the New Ralcorp stock in the hands of the Ralcorp shareholders immediately after the Distribution will be the same as the basis of the Ralcorp stock held by such shareholders immediately before the Distribution, allocated in accordance with Sections 1.358-2(a)(2) and (a)(4) of the Treasury regulations. (Sections 358(a) and (b)(2).)

      6. The holding period of the New Ralcorp stock received by the Ralcorp shareholders in the Distribution will include the holding period of the Ralcorp stock with respect to which the Distribution is made, provided such stock is held as a capital asset on the date of the Distribution. (Section 1223(1).)

      7. The earnings and profits of Ralcorp immediately before the Distribution will be allocated between Ralcorp and New Ralcorp in accordance with Section 1.312-10 of the Treasury regulations. (Section 312(h).)


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D. REGARDING THE MERGER

      1. The statutory merger of GMI Sub with and into Ralcorp will be treated for federal income tax purposes as an acquisition by GMI of all the issued and outstanding shares of Ralcorp stock solely in exchange for voting shares of GMI stock and associated GMI Rights and, as such, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(B). (Rev. Rul. 67-448, 1967-2 C.B. 144.) GMI,
           GMI Sub and Ralcorp will each be a "party to the reorganization" within the meaning of Section 368(b).

      2. The Ralcorp shareholders will not recognize gain or loss on the receipt of GMI stock and associated GMI Rights solely in exchange for Ralcorp stock. (Section 354(a)(1), Rev. Rul. 90-11, 1990-1 C.B. 10.)

      3. GMI will not recognize gain or loss upon the receipt of the Ralcorp stock solely in exchange for GMI stock and associated GMI Rights. (Section 1032(a).)

      4. Each Ralcorp shareholder's basis in the GMI stock received in the Merger (including any fractional shares deemed received) will be the same as the basis of the Ralcorp stock surrendered in exchange therefor. (Section 358(a)(1).)

      5. Each Ralcorp shareholder's holding period for the GMI stock received in the Merger will include the period during which the shareholder held the Ralcorp stock surrendered in exchange therefor, provided that the Ralcorp stock surrendered was a capital asset in the hands of the exchanging shareholder on the date of the Merger. (Section 1223(1).)

      6. GMI's basis in the Ralcorp stock acquired in the Merger will equal the aggregate basis of such shares in the hands of the exchanging Ralcorp shareholders immediately before the Merger. (Section 362(b); Rev. Proc. 81-70, 1981-2 C.B. 729.)

      7. GMI's holding period for the Ralcorp stock received in the Merger will include the period during which the Ralcorp stockholders held such stock. (Section 1223(2).)

      8. The payment of cash by GMI to Ralcorp shareholders in lieu of the issuance of fractional shares of GMI stock will be treated under
           Section 302(a) as having been paid by GMI in redemption of fractional shares of GMI to which such shareholders would have been entitled had fractional shares been issued in the Merger. (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574.)


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      9.   Cash payments by Ralcorp to Ralcorp shareholders who dissent from the Merger should be treated by such shareholders as received in redemption of their Ralcorp shares, subject to the conditions and limitations of Section 302.




                    SCOPE AND LIMITATIONS OF OPINION LETTER

     This opinion letter addresses only those federal income tax consequences described in the numbered "Opinions" set forth above. No opinion is expressed regarding any other federal tax consequences, or any state, local or foreign tax consequences, that may result from or in connection with the Transactions. Nor is any opinion expressed as to the tax consequences of the Distribution or the Merger to Ralcorp shareholders who may be subject to specially applicable tax regimes or provisions under the Internal Revenue Code, including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who acquired their Ralcorp stock in compensatory transactions or who do not hold Ralcorp stock as capital assets, foreign corporations, partnerships or trusts, and persons who are neither citizens nor residents of the United States.

     No ruling has been sought or obtained from the Internal Revenue Service with respect to any of the Transactions, and none of the opinions rendered herein is binding on the Internal Revenue Service or the courts. Furthermore, no assurance can be given that the federal income tax consequences of the Transactions might not be adversely affected by future legislation or administrative pronouncements which have or may have retroactive effect.





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     We understand that references to this opinion letter and the undersigned special counsel will appear in the SEC filings for the Transactions, and that a copy of this opinion letter will be submitted to the SEC as an exhibit to such filings. We hereby consent to such references and submissions.

                              Very truly yours,



/s/ Bryan Cave LLP                  /s/ Wachtell, Lipton, Rosen & Katz
---------------------               -------------------------------------
BRYAN CAVE LLP                      WACHTELL, LIPTON, ROSEN & KATZ


Attachments

1. Ralcorp Tax Representation Letter
2. GMI Tax Representation Letter




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                      [Ralcorp Holdings, Inc. Letterhead]

                                                                       EXHIBIT 1
                                January 31, 1997

Bryan Cave LLP
One Metropolitan Square
211 North Broadway
St. Louis, Missouri  63102

Attn:  William F. Seabaugh, Esq.

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019-6150

Attn:  Steven A. Rosenblum, Esq.


Dear Sirs:

          The undersigned officers of Ralcorp Holdings, Inc. ("Ralcorp"), Ralston Foods, Inc. ("Foods"), New Ralcorp Holdings, Inc. ("New Ralcorp"), and Chex Inc. ("Branded Sub") are delivering this letter (the "Ralcorp Tax Representation Letter") in connection with the federal income tax opinions (the "Opinions") to be rendered by Bryan Cave LLP and Wachtell, Lipton, Rosen and Katz (together, "Counsel"), pursuant to Art. 6.1(e) of the Agreement and Plan of Merger, dated August 13, 1996, as amended (the "Merger Agreement"), by and between Ralcorp, General Mills, Inc. ("GMI") and General Mills Missouri, Inc. ("GMI Sub").
          The Opinions and the Ralcorp Representation Letter relate to the following transactions (collectively, the "Transactions"), which are to be consummated pursuant to various agreements (collectively, the "Agreements"), including the Merger Agreement, a Reorganization

Agreement, dated January 31, 1997, by and between Ralcorp, Foods, New Ralcorp, Branded Sub and GMI, and certain related agreements (the "Ancillary Agreements"): (i) the merger of Foods into New Ralcorp (the "Reincorporation Merger"); (ii) the transfer by New Ralcorp of its Branded Cereal/Snacks Business to Branded Sub (the "Branded Contribution"), followed by the distribution of the Branded Sub stock by New Ralcorp to Ralcorp (the "Internal Spin-off"); (iii) the transfer by Ralcorp to New Ralcorp of cash, certain miscellaneous assets, and certain obligations of Ralcorp not associated with the Branded Cereal/Snacks Business (the "Dropdown"); (iv) the distribution of the New Ralcorp stock by Ralcorp to its shareholders (the "Distribution"); and (v) the merger of GMI Sub, a wholly-owned subsidiary of GMI, with and into Ralcorp (the "Merger").

          Recognizing that Counsel will rely upon this letter in delivering the Opinions, we hereby represent and certify that:

     1. The information presented in the Form 10 Registration Statement filed with the Securities and Exchange Commission ("SEC") on behalf of New Ralcorp on December 27, 1996, and the Form S-4 Proxy Statement - Prospectus filed with the SEC by GMI on December 27, 1996, is true, correct and complete in all material aspects insofar as such information relates to the involvement in the Transactions of Ralcorp, Foods, New Ralcorp and Branded Sub (prior to the Merger).

     2. The Transactions will be effectuated substantially in accordance with the terms and conditions of the Agreements, as set forth in the copies thereof included as exhibits to the SEC Form 10. None of the material terms or conditions of the





                                       2


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          Agreements has been waived or modified, and neither Ralcorp, Foods,
          New Ralcorp nor Branded Sub has any plan or intention to waive or modify any material term or condition.

     3. Ralcorp, Foods, New Ralcorp and Branded Sub will be validly formed corporations at the time of the Transactions, and each will be fully empowered to engage in the Transactions.

     4. Ralcorp was formed as a Missouri corporation on January 19, 1994, as a wholly-owned subsidiary of Ralston Purina Company, a Missouri corporation ("RPC"). On April 1, 1994, RPC transferred certain of its businesses into Ralcorp and subsidiaries of Ralcorp (the "Ralcorp Group") and distributed the Ralcorp stock pro rata to its Class A common shareholders (the "Prior Spin-off"). The Internal Revenue Service issued a private letter ruling (the "Ruling Letter") principally to the effect that the transactions incident to the Prior Spin-off qualified for nonrecognition treatment under sections 351 and 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as indicated in a supplemental ruling request filed by RPC and Ralcorp on December 3, 1996, the information upon which the Ruling Letter was based has not changed. Ralcorp has no reason to believe that the Ruling Letter will be revoked.


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     5.   Ralcorp files a consolidated federal income tax return, on a September
          30 fiscal year basis, as common parent of the Ralcorp Group.

     6. Immediately prior to the Transactions, Ralcorp's outstanding capital stock will consist of approximately 33 million shares of a single class of $.01 par value common stock traded over the New York Stock Exchange. Each share of the Ralcorp stock is entitled to one vote on all matters voted on by shareholders, including the election of directors.

     7. To the best of Ralcorp's knowledge, immediately prior to the Transactions, no person, foreign or otherwise, will own 5 percent or more of the stock, other than (i) a bank and trust company which holds Ralcorp shares solely in a fiduciary capacity for the beneficial owners of such shares (none of whom, to the best of Ralcorp's knowledge owns a 5 percent or greater interest); (ii) a mutual fund which is a regulated investment company for federal income tax purposes; and (iii) the Ralcorp Holdings, Inc. Savings Investment Plan (the "SIP"), which holds Ralcorp stock on behalf of numerous plan participants.

     8. Ralcorp shareholders hold rights (the "Ralcorp Rights") which entitle them to purchase shares of Ralcorp stock in the event of certain substantial acquisitions of Ralcorp stock by any person or group of affiliated persons The principal purpose for the adoption of the plan providing for the Ralcorp Rights is to establish a

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          mechanism by which Ralcorp can, in the future, provide shareholders with rights to purchase stock of Ralcorp at substantially less than fair market value as a means of responding to unsolicited offers to acquire Ralcorp. As permitted under the plan, the Ralcorp Rights will be redeemed immediately prior to the Merger for $.05 per Right. Payment of the redemption amount (the "Rights Redemption Obligation") cannot be made until after the Merger closing date. In order to relieve Ralcorp and GMI of any administrative burdens with respect to discharging the Rights Redemption Obligation, New Ralcorp will assume such obligation prior to the Distribution and make the required payment as soon as practicable after the Merger.

     9. Except for the Ralcorp Rights, unexercised employee stock options, and rights existing under the terms of the SIP, no conversion, redemption or other rights to acquire additional Ralcorp stock presently exist or will exist immediately prior to the Transactions.

     10. Ralcorp Foods was incorporated in Nevada on January 26, 1994 in conjunction with the Prior Spin-off. All of its outstanding capital stock has since been owned by Ralcorp, and will be owned by Ralcorp at the time of the Reincorporation.

     11. New Ralcorp was incorporated in Missouri on October 23, 1996, as a wholly-owned subsidiary of Ralcorp. Its outstanding capital stock consists of 1,000 shares of a single class of common stock, all of which is owned by Ralcorp. Prior to the Distribution the number of shares of outstanding New Ralcorp stock will be increased through stock splits, so that immediately prior to the Distribution, Ralcorp will own the number of shares of New Ralcorp stock to be distributed to Ralcorp shareholders pursuant to the Distribution.

     12. On December 18, 1996, New Ralcorp adopted a shareholder rights plan (the "New Ralcorp Rights Plan") substantially similar to, and having the same principal purpose as, the Ralcorp Rights Plan (as described at par. 8, above).

     13. Prior to the Branded Contribution, Branded Sub will be incorporated in Delaware as a wholly-owned subsidiary of New Ralcorp.

     14. Neither Ralcorp, Foods, New Ralcorp or Branded Sub is, or at the time of any of the Transactions will be, (i) an "investment company" within the meaning of Code section 368(a)(2)(F)(iii) and (iv), or (ii) under the jurisdiction of a court in a title 11 or similar case within the meaning of Code section 368(a)(3)(A).

     15. The Reincorporation Merger will constitute a statutory merger under the laws of Nevada and Missouri. The purpose of the Reincorporation Merger is to effectuate a change in the corporate domicile of Foods from Nevada to Missouri.

     16. The fair market value of the New Ralcorp stock received by Ralcorp in the Reincorporation Merger will be approximately equal to the fair market value of the Foods stock surrendered in exchange therefor.

     17. Ralcorp has no plan or intention to sell, exchange or otherwise dispose of the New Ralcorp stock received in the Reincorporation Merger, except by way of the Distribution. To the best of our knowledge, there is no plan or intention by any shareholder of Ralcorp to sell, exchange or otherwise dispose of (i) any of the New Ralcorp stock received in the Distribution, or (ii) any of the GMI stock received in the Merger (except for fractional shares of GMI stock deemed received and redeemed for cash).

     18. Immediately following the Reincorporation Merger, Ralcorp will own all of the outstanding New Ralcorp stock, and will own such stock solely by reason of its ownership of Foods stock immediately prior to the Reincorporation Merger.

     19. New Ralcorp has no plan or intention to issue additional shares of its stock following the Reincorporation Merger.

     20. Immediately after the Reincorporation Merger and prior to the Branded Contribution, New Ralcorp will possess the same assets and liabilities as those possessed by Foods immediately prior to the Reincorporation Merger, except for

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

          assets used to pay expenses incurred in connection with the Reincorporation Merger. Assets used to pay Reincorporation Merger expenses will, in the aggregate, constitute less than one percent of the net assets of Foods. Prior to the Reincorporation Merger, Foods will make no distribution in respect of its stock or otherwise.

     21. At the time of the Reincorporation Merger, Foods will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Foods.

     22. New Ralcorp has no plan or intention to reacquire any of its stock issued in the Reincorporation Merger.


     23. New Ralcorp has no plan or intention to sell or otherwise dispose of any of the assets of Foods acquired in the Reincorporation Merger, except for (i) the transfer of the assets of the Branded Cereal/Snacks Business pursuant to the Branded Contribution; and (ii) dispositions of assets made in the ordinary course of business.

     24. The liabilities of Foods to be assumed by New Ralcorp in the Reincorporation Merger, plus any liabilities of Foods to which the transferred assets are subject,

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
          will have been incurred by Foods in the ordinary course of its business and will be associated with the assets being transferred.

     25. Following the Reincorporation Merger, New Ralcorp will continue the historic business of Foods or use a significant portion of Food's historic business assets in a business.

     26. Ralcorp, Foods and New Ralcorp will pay their respective expenses, if any, incurred in connection with the Reincorporation Merger.

     27. All of the outstanding stock of Branded Sub will be distributed by New Ralcorp to Ralcorp pursuant to the Internal Spin-off, and will be received by Ralcorp solely in its capacity as the sole shareholder of New Ralcorp.

     28. At the time of the Internal Spin-off, the Private Label Cereal Business and the Branded Cereal/Snacks Business will each have been actively conducted throughout the preceding 5-year period within the meaning of Treas. Reg. Section 1.355-3(b) -- by Foods/New Ralcorp since April 1, 1994, and by RPC prior to April 1, 1994. Neither of such businesses will have been acquired during such period by RPC from a non-member of the RPC affiliated group, or by Foods/New Ralcorp from a non-member of the Ralcorp affiliated group, in a transaction in which gain or loss was recognized for federal income tax purposes.

     29. Following the Internal Spin-off, New Ralcorp will be engaged in the active conduct of the Private Label Cereal Business, and Branded Sub will be engaged in the Branded Cereal/Snacks Business, each independently and with separate employees.

     30. The Branded Contribution and the Internal Spin-off are motivated wholly or in substantial part by one or more of the following corporate business purposes: (i) to facilitate the acquisition of the Branded Cereal/Snacks Business by GMI (via the Merger), following the separation of the other Ralcorp businesses not wanted by GMI (via the Distribution); (ii) to enable New Ralcorp to concentrate its cereal operations on the private label side, where it perceives itself to be less vulnerable to the types of industry-wide competitive pressures that exist in the branded cereal markets; and (iii) to enable New Ralcorp to better focus on the operations of its Baby Food Business.

     31. The total adjusted basis and fair market value of the assets transferred pursuant to the Branded Contribution will each equal or exceed the sum of any liabilities assumed by Branded Sub plus any liabilities to which the transferred assets are subject. Any liabilities assumed or to which the transferred assets are subject were or will have been incurred by New Ralcorp (or by its predecessor, Foods) in the ordinary course of business and will be associated with the assets transferred.

     32. None of the property transferred by New Ralcorp pursuant to the Branded Contribution will have been acquired by New Ralcorp as part of a plan of liquidation of another corporation.

     33. New Ralcorp will have neither accumulated its receivables (other than in the ordinary course of business), nor made an extraordinary payment of its payables, in anticipation of the Branded Contribution.

     34. No intercorporate debt will exist between New Ralcorp and Branded Sub before or after the Internal Spin-off, except for any such indebtedness that may arise out of (i) indemnification obligations or other post-closing adjustments or events contemplated by the Merger Agreement, or (ii) transitional operating and support arrangements under the Ancillary Agreements.

     35. There is no plan or intention by Ralcorp to sell, exchange, or otherwise dispose of any stock in New Ralcorp after the Internal Spin-off, except pursuant to the Distribution.

     36. Following the Internal Spin-off and prior to the Distribution, Ralcorp will own all of the outstanding stock of Branded Sub; and prior to the Distribution and the

          Merger, Ralcorp will own all of the outstanding stock of Branded Sub and New Ralcorp.

     37. There is no plan or intention to cause Branded Sub to purchase or otherwise reacquire any of its outstanding stock prior to the Merger.

     38. There is no plan or intention to liquidate New Ralcorp, to merge New Ralcorp with any other corporation, or to sell or otherwise dispose of the assets of New Ralcorp except in the ordinary course of business. Nor prior to the Merger, is there any such plan or intention with respect to Branded Sub or its assets, or with respect to Ralcorp or its assets, other than in connection with the Merger.

     39. None of the stock of New Ralcorp or Branded Sub held by Ralcorp immediately after the Internal Spin-off will constitute "disqualified stock" within the meaning of Code section 355(d)(3).

     40. Pursuant to the Distribution, Ralcorp will distribute all of the outstanding stock of New Ralcorp pro rata to the Ralcorp shareholders, on the basis of one share of New Ralcorp Common Stock (and one New Ralcorp Right) for each share of Ralcorp Common Stock held. As of the time of the Distribution, the New Ralcorp Rights will not have been separated from the New Ralcorp stock to which they relate.

     41. No part of the New Ralcorp stock distributed in the Distribution will be received by any Ralcorp shareholder as a creditor, employee, or in any capacity other than as a shareholder of the corporation.

     42. No debt securities of New Ralcorp, and no cash or other property, will be distributed to any Ralcorp shareholder pursuant to the Distribution.

     43. Ralcorp is, and at the time of the Distribution will be, a holding company which does not directly conduct an active trade or business.

     44. Immediately after the Distribution, (i) at least 90 percent of the fair market value of the gross assets of Ralcorp will consist of the stock of Branded Sub, and (ii) Branded Sub will be controlled by Ralcorp within the meaning of Code section 368(c), and be directly engaged in the active conduct of the Branded Cereal/Snacks Business.

     45. Following the Distribution, New Ralcorp will continue to directly and actively conduct its Private Label Cereal Business, and Ralcorp will continue to actively conduct (through Branded Sub) its Branded Cereal/Snacks Business, independently and with separate employees.

     46. The Private Label Cereal Business and the Branded Cereal/Snacks Business will each have been actively and continuously conducted, within the meaning of Treas. Reg. 1.355-3(b), throughout the 5-year period preceding the Distribution -- by Foods/New Ralcorp since April 1, 1994, and by RPC prior to April 1, 1994. Neither of such businesses will have been acquired during such period by RPC from a non-member of the RPC affiliated group, or by Ralcorp from a non-member of the Ralcorp affiliated group, in a transaction in which gain or loss was recognized for federal income tax purposes.

     47. The Distribution is motivated wholly or in substantial part by one or more of the same corporate business purposes that motivate the Internal Spin-off, as described at par. 30, above.

     48. The total adjusted basis and fair market value of the assets transferred pursuant to the Dropdown will each equal or exceed the sum of the Rights Redemption Obligation and any other liabilities of Ralcorp assumed (or taken subject to) by New Ralcorp pursuant to the Dropdown.

     49. None of the property transferred by Ralcorp to New Ralcorp in connection with the Dropdown will have been acquired by Ralcorp as part of a plan of liquidation of another corporation.

     50. No intercorporate debt will exist between Ralcorp and New Ralcorp at the time of the Distribution.

     51. To the best of Ralcorp's knowledge, there is no plan or intention by any shareholder of Ralcorp to sell, exchange, transfer by gift or otherwise dispose of any stock in either Ralcorp or New Ralcorp after the Distribution, except for (i) the exchange of Ralcorp stock for GMI stock pursuant to the Merger, or (ii) the redemption of Ralcorp stock pursuant to an exercise of dissenters' rights in connection with the Merger.

     52. There is no plan or intention by New Ralcorp, directly or through any subsidiary corporation, to purchase, redeem or otherwise reacquire any of its outstanding stock after the Distribution, other than through stock purchases meeting all of the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

     53. There is no plan or intention, following the Distribution, to liquidate New Ralcorp, to merge New Ralcorp with any other corporation, or to sell or otherwise dispose of the assets of New Ralcorp, except in the ordinary course of business. Nor, prior to the Merger, is there any such plan or intention with respect to Ralcorp or its assets.

     54. Immediately before the Distribution, Ralcorp will report on its federal income tax return for the taxable year in which the Distribution occurs, items of income, gain, loss, deduction and credit, if any, which are required to be taken into account by the applicable consolidated return intercompany transaction regulations; and Ralcorp's excess loss account with respect to the New Ralcorp stock, if any, will be included in income on such return.

     55. Except as may be provided otherwise under the Ancillary Agreements with respect to certain transitional operations and support arrangements, payments made following the Internal Spin-off in connection with transactions between New Ralcorp and Ralcorp or Branded Sub will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

     56. Ralcorp, New Ralcorp, Branded Sub and the shareholders of Ralcorp will each pay their own expenses, if any, incurred in connection with the Dropdown, the Internal Spin-off, the Branded Contribution and the Distribution, except that Ralcorp and GMI will share equally expenses incurred in connection with printing and/or mailing of the Form 10 Registration Statement and the Proxy Statement-Prospectus filed with the SEC.

     57. There have been, and presently are, no negotiations, agreements or arrangements with respect to transactions or events which, if treated as consummated before the

          Distribution, would result in Ralcorp not being in "control" of New Ralcorp, within the meaning of Code section 368(c), immediately prior to the Distribution. There is no plan or intention for New Ralcorp to issue additional shares of its capital stock following the Distribution, or for Ralcorp to issue additional shares of its capital stock prior to the Merger.

     58. Immediately after the Distribution and prior to the Merger, no person, or group of persons who are treated as "one person" under the rules of Code section 355(d)(7), will hold stock in Ralcorp or New Ralcorp which (i) was acquired via a "purchase" transaction (as defined in section 355(d)(5)) within the 5-year period preceding the Distribution, and (ii) constitutes a 50 percent or greater interest in Ralcorp or New Ralcorp in terms of either voting power or value.

     59. Ralcorp has decided to dispose of its Branded Cereal/Snacks Business via the Merger because (i) certain adverse competitive pressures have recently developed in the branded cereal industry; (ii) it desires to concentrate its cereal operations on the private label side; and (iii) the receipt of GMI stock in the Merger will enable Ralcorp's shareholders to continue their investments in a larger and more diversified consumer foods company.

     60. The ratio for the exchange of shares pursuant to the Merger was agreed to based upon arm's length negotiations. The fair market value of the GMI stock received by each Ralcorp shareholder (after taking into account any cash received in lieu of fractional shares) will be approximately equal to the fair market value of the Ralcorp stock surrendered in exchange therefor.

     61. To the best of Ralcorp's knowledge, there is no plan or intention by any Ralcorp shareholder to sell, exchange, transfer by gift, or otherwise dispose of any shares of GMI stock received in the Merger (except for dispositions of fractional GMI shares deemed received in the Merger and redeemed for cash by GMI).

     62. Ralcorp and the Ralcorp shareholders will each pay their respective expenses, if any, incurred in connection with the Merger, except that Ralcorp and GMI will share equally expenses incurred in connection with printing and/or mailing of the Form 10 Registration Statement and the Proxy Statement-Prospectus filed with the SEC.

     63. GMI will acquire the Ralcorp stock solely in exchange for GMI voting stock (together with one GMI Right per each GMI share issued). No Ralcorp stock or Ralcorp Rights will be redeemed for cash furnished by GMI. No liabilities of the Ralcorp stockholders will be assumed by GMI, nor will any of the Ralcorp stock exchanged in the Merger be subject to any liabilities. As of the time of the Merger, the Ralcorp Rights will be subject to the Rights Redemption Obligation; and none of the cash required to pay such obligation will be furnished by GMI.

     64. At the time of the Merger, Ralcorp will not have outstanding any warrants, options, convertible securities, or any other type of rights, pursuant to which any person could acquire stock in Ralcorp that, if exercised or converted, would affect GMI's acquisition or retention of "control" of Ralcorp, as defined in Code section 368(c).

     65. Any dissenting Ralcorp stockholders to the Merger will be paid cash out of Ralcorp funds (and not out of any funds directly or indirectly supplied by GMI or GMI Sub). Holders of not more than 5 percent of the Ralcorp stock will exercise dissenters' rights.

     66. At the time of the Merger, there will be no intercorporate indebtedness existing between Ralcorp and GMI or GMI Sub that was issued or acquired or will be settled at a discount.

     67. At the time of the Merger, the fair market value of the Ralcorp assets will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject.

     68. The payment of cash in lieu of fractional shares of GMI stock is solely for the purpose of avoiding the expense and inconvenience to GMI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid to the Ralcorp stockholders instead of issuing fractional shares of GMI stock will not exceed one percent of the total consideration that will be paid in the Merger to the Ralcorp stockholders in exchange for their shares of Ralcorp stock. The fractional share interests of each Ralcorp stockholder will be aggregated, and the cash-out arrangements are designed so that no stockholder should receive cash in an amount equal to or greater than the value of one full share of GMI stock.

     69. None of the compensation received by any Ralcorp stockholder-employee will be separate consideration for, or allocable to, any shares of Ralcorp stock exchanged in the Merger. None of the shares of GMI stock received by any Ralcorp stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any Ralcorp stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          IN WITNESS WHEREOF, the undersigned have executed this Ralcorp Tax Representation Letter, on behalf of the corporations named, this 31st day of January, 1997.

                        RALCORP HOLDINGS, INC.


                        By:  /s/ Robert W. Lockwood
                             ---------------------------
                             Name:  Robert W. Lockwood
                             Title: Vice President,
                                    General Counsel & Secretary

                        RALSTON FOODS, INC.


                        By:  /s/ Robert W. Lockwood
                             ---------------------------
                             Name:  Robert W. Lockwood
                             Title: Secretary



                        NEW RALCORP HOLDINGS, INC.


                        By:    /s/ Robert W. Lockwood
                               ---------------------------
                               Name:  Robert W. Lockwood
                               Title: Vice President,
                                      General Counsel & Secretary


                        CHEX INC.

                        By:    /s/ Robert W. Lockwood
                               ---------------------------
                               Name:  Robert W. Lockwood
                               Title: President

                        [General Mills, Inc. Letterhead]


                                                                       EXHIBIT 2

                                January 31, 1997
Bryan Cave LLP
One Metropolitan Square
211 North Broadway
St. Louis, Missouri  63102

Attn:  William F. Seabaugh, Esq.

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019-6150

Attn:  Steven A. Rosenblum, Esq.


Dear Sirs:

          The undersigned officers of General Mills, Inc. ("GMI") and General Mills Missouri, Inc. ("GMI Sub") are delivering this letter (the "GMI Tax Representation Letter") in connection with the federal income tax opinions (the "Opinions") to be rendered by Bryan Cave LLP and Wachtell, Lipton, Rosen and Katz (together, "Counsel"), pursuant to Art. 6.1(e) of the Agreement and Plan of Merger, dated August 13, 1996, as amended (the "Merger Agreement"), by and between GMI, GMI Sub and Ralcorp Holdings, Inc. ("Ralcorp").

          The Opinions and the GMI Representation Letter relate to the following transactions (collectively, the "Transactions"), which are to be consummated pursuant to various agreements (collectively, the "Agreements"), including the Merger Agreement, a Reorganization Agreement, dated January 31, 1997, by and between Ralcorp, Ralcorp Foods, Inc. ("Foods"), New Ralcorp Holdings, Inc. ("New Ralcorp"), Chex Inc. ("Branded Sub") and

GMI, and certain related agreements (the "Ancillary Agreements"): (i) the merger of Foods into New Ralcorp (the "Reincorporation Merger"); (ii) the transfer by New Ralcorp of its Branded Cereal/Snacks Business to Branded Sub (the "Branded Contribution"), followed by the distribution of the Branded Sub stock by New Ralcorp to Ralcorp (the "Internal Spin-off"); (iii) the transfer by Ralcorp to New Ralcorp of cash, certain miscellaneous assets, and certain obligations of Ralcorp not associated with the Branded Cereal/Snacks Business (the "Dropdown");
(iv) the distribution of the New Ralcorp stock by Ralcorp to its shareholders (the "Distribution"); and (v) the merger of GMI Sub, a wholly owned subsidiary of GMI, with and into Ralcorp (the "Merger").

          Recognizing that Counsel will rely upon this letter in delivering the Opinions, we hereby represent and certify that:

     1.   The information presented in the Form 10 Registration Statement
          filed with the Securities and Exchange Commission ("SEC")     on
          behalf of New Ralcorp on December 27, 1996, and the Proxy Statement - Prospectus filed with the SEC on behalf of Ralcorp on December 27, 1996, is true, correct and complete in all material aspects insofar as such information relates to the involvement in the Transactions of GMI, GMI Sub and Branded Sub (after the Merger).

     2. Insofar as GMI and GMI Sub are parties thereto, the Transactions will be effectuated substantially in accordance with the terms and conditions of the Agreements, as set forth in the copies thereof included as exhibits to the SEC Form 10. None of the material terms or conditions of the Agreements has been waived or modified by GMI or GMI Sub, and neither GMI, GMI Sub nor Branded

          Sub (after the Merger) has any plan or intention to waive or modify any material term or condition.

     3. GMI and GMI Sub will be validly formed corporations at the time of the Merger, and each will be fully empowered to engage in the Merger.

     4. GMI is a Delaware corporation engaged directly and through subsidiaries in the manufacture and sale of branded cereal and other packaged food products. It files a consolidated federal income tax return, on a fiscal year basis, as common parent of an affiliated group of corporations including itself and its domestic subsidiaries.

     5. GMI Sub was incorporated in Missouri on August 6, 1996, for purposes of effectuating the Merger. All of its outstanding capital stock is, and at the time of the Merger will be, owned by GMI.

     6. The outstanding capital stock of GMI consists of a single class of $.10 par value common stock, which stock is widely held and listed on the New York Stock Exchange. The holders of the GMI common stock are entitled to one vote per share on all matters voted on by shareholders, including the election of directors.

     7. GMI shareholders have shareholder rights (the "GMI Rights") that are attached to the common stock and which entitle them to purchase shares of GMI stock in the event of certain substantial acquisitions of GMI stock by any person or affiliated persons. The principal purpose for the adoption of the plan providing for the GMI Rights is to establish a mechanism by which GMI can, in the future, provide shareholders with rights to purchase GMI stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire GMI.

     8. GMI has decided to acquire Ralcorp via the Merger because it believes that the addition of "Chex" and Ralcorp's other well-known branded cereal and snack products will provide new growth opportunities for its overall food business.

     9.   GMI desires to acquire only the Branded Cereal/Snacks
          Business now conducted by Foods, utilizing solely GMI voting common stock as consideration for the acquisition. It would not have agreed to the Merger unless Ralcorp had agreed to previously dispose of all of its other businesses via the Branded Contribution, the Internal Spin-off, the Dropdown and the Distribution.

     10. GMI further desires that the GMI stock issued in the Merger be widely disseminated among a large group of shareholders. It would not have agreed to acquire Branded Sub via an exchange of shares with Ralcorp (rather than acquiring Ralcorp from the Ralcorp shareholders). Nor would it have agreed to an alternative tax-free transaction in which Ralcorp assets were combined with GMI assets in a corporation, partnership, limited liability company or other form of joint venture.

     11. The ratio for the exchange of shares pursuant to the Merger was agreed to based on arm's-length negotiations. The fair market value of the GMI stock (and associated GMI Rights) to be issued in the Merger to each Ralcorp shareholder (after taking into account any cash received in lieu of fractional shares) is intended to be approximately equal to the fair market value of the Ralcorp stock surrendered in exchange therefor.

     12. GMI will acquire the Ralcorp stock solely in exchange for shares of GMI voting stock (together with one GMI Right per each GMI share issued). No Ralcorp stock will be redeemed for cash furnished by GMI. No liabilities of any Ralcorp stockholder will be assumed by GMI, nor will any of the Ralcorp stock exchanged in the Merger be subject to any liabilities. As of the time of the Merger, the GMI Rights will not have been separated from the stock to which they relate.

     13. GMI has not owned, directly or indirectly, any stock of Ralcorp since Ralcorp's inception. Nor, during the past five years, has it owned, directly or indirectly, any stock of Ralston Purina Company.

     14. GMI has no plan or intention to cause Ralcorp to issue additional shares of its stock following the Merger, so as to result in GMI losing "control" of Ralcorp within the meaning of section 368(c) of the Internal Revenue Code (the "Code").

     15. Following the Merger, Branded Sub will continue to actively conduct, independently and with separate employees, the Branded Cereal/Snacks Business which was conducted prior to the Merger by New Ralcorp (and, prior to the Reincorporation Merger, by Foods).

     16. GMI has no plan or intention following the Merger (i) to liquidate Ralcorp; (ii) to merge Ralcorp into another corporation;
          (iii) to cause Ralcorp to sell or otherwise dispose of any of its assets (including the stock or assets of Branded Sub), except for dispositions made in the ordinary course of business; (iv) to sell or otherwise dispose of any of the Ralcorp stock acquired in the Merger; or (v) to cause more than 10 percent of the fair market value of the gross assets of Ralcorp to be attributable to assets other than the Branded Sub stock.

     17. Neither GMI nor GMI Sub is, nor at the Merger will be, (i) an "investment company" as defined in Code sections 368(a)(2)(F)(iii) and (iv), or (ii) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code section 368(a)(3)(A).

     18. No funds of GMI or GMI Sub will be used, directly or indirectly, to pay cash to Ralcorp stockholders who dissent to the Merger.

     19. No intercorporate indebtedness will exist before the Merger between GMI and New Ralcorp, or after the Merger between GMI, Ralcorp or Branded Sub, on the one hand, and New Ralcorp on the other hand, except for any such indebtedness that may arise out of
          (i) indemnification obligations or other post-closing adjustments or events contemplated by the Merger Agreement, or (ii) transitional operating and support arrangements under the Ancillary Agreements.

     20. Except as may be provided otherwise under the Ancillary Agreements with respect to certain transitional operational and support arrangements, payments made following the Distribution in connection with transactions between New Ralcorp and Ralcorp or Branded Sub will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

     21. The payment of cash in lieu of fractional shares of GMI stock is solely for the purpose of avoiding the expense and inconvenience to GMI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid to the Ralcorp stockholders instead of issuing fractional shares of GMI stock will not exceed one percent of the total consideration that will be paid in the Merger to the Ralcorp stockholders in exchange for their shares of Ralcorp stock. The fractional share interests of each Ralcorp stockholder will be aggregated, and the cash-out arrangements are designed so that no stockholder should receive cash in an amount equal to or greater than the value of one full share of GMI stock.

     22. None of the compensation received by any Ralcorp stockholder-employee will be separate consideration for, or allocable to, any shares of Ralcorp stock exchanged by such stockholder-employee in the Merger. None of the shares of GMI stock received in the Merger by any Ralcorp stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any Ralcorp stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     23. There is no plan or intention by GMI, directly or through any subsidiary corporation, to purchase, redeem or otherwise reacquire any of its outstanding stock after the Distribution, other than through stock purchases meeting all of the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

     24. GMI and GMI Sub will each pay their respective expenses incurred in connection with the Merger, except that GMI and Ralcorp will share equally expenses incurred for printing and/or mailing of the Form 10 Registration Statement and the Proxy
          Statement-Prospectus filed with the SEC.

     25.  To the extent, if any, that the Net Assets Adjustment under
          Section 2.3 of the Merger Agreement results in a post-Merger payment by New Ralcorp to Ralcorp,

          Ralcorp will utilize the funds from such payment to reduce intercompany indebtedness, to the extent then existing, of Ralcorp to GMI or any GMI affiliate.

          IN WITNESS WHEREOF, the undersigned have executed this GMI Tax Representation Letter, on behalf of the corporations named, this 31st day of January, 1997.


                                GENERAL MILLS, INC.




                                By:  /s/ Ernest M. Harper, Jr.
                                     ___________________________
                                         Ernest M. Harper, Jr.
                                            Vice President




                                GENERAL MILLS MISSOURI, INC.




                                By:  /s/  Ivy S. Bernhardson
                                     ___________________________
                                          Ivy S. Bernhardson
                                           Vice President